Dear Shareholder,

The Fund will hold a Special Meeting of Shareholders on February 26, 2016 at 261 School Avenue, 4th Floor Execelsior, MN 55331 at 2 p.m., Central Daylight Time, where the Fund’s shareholders will vote on amending the Amended Management Agreement between the Fund and LoCorr Fund Management, LLC (“LFM,” the Fund’s Adviser)  .

LFM is seeking to increase the advisory fee paid by the Fund to 1.85%.  This would allow LFM to employ numerous sub-advisers to manage the Fund’s Futures strategy and would relieve the Fund of the expense burden of paying these managers.

If approved, Fund investors will enjoy several benefits:

•	Significantly reduced overall costs in the Fund

•	Enhanced tax efficiency

•	Improved oversight and transparency by the Adviser of the sub-advisers’ trading practices.

The Fund’s Board of Trustees approved this proposal with the belief that this proposal is in the best interests of the Fund and the Fund’s shareholders.  The Board unanimously recommends a vote “for” this proposal.  Your vote is important.  Your prompt response will reduce the need for the Fund to conduct further solicitation of proxy votes.  Please note that the costs of this proxy will be paid by the Fund’s Adviser and not by the Fund or its investors.

Please review the enclosed proxy materials and cast your vote as instructed.

Thank you for your support and for investing with us.

Sincerely,

Kevin Kinzie

President

LoCorr Investment Trust

Q.  Why am I receiving this proxy statement?

 A. The Adviser is seeking to increase the management fee paid by the Fund to enable the Adviser to employ various sub-advisers. If this proxy proposal is approved, the Adviser would pay these managers instead of having the Fund and its investors pay them as they do currently.  This would significantly reduce the overall costs incurred by the Fund and its investors and provide for enhanced tax efficiency.

Q.  What will the investment advisory fee be upon approval of the amended Management Agreement?

 A.  The investment advisory fee for the Fund under the amended Management Agreement will increase from 1.50% to 1.85% from the prior Management Agreement. Despite this increase, the Adviser believes that the overall costs for the Fund will be significantly lower.

 Q.  Who will pay for this proxy and the related costs?

 A.  All costs of this proxy will be paid by the Fund’s Adviser and not by the Fund or its shareholders.

Q.  What’s the deadline for submitting my vote?

A.  We encourage you to vote as soon as possible to make sure that the Fund receives enough votes to act on the proposal. By voting promptly you will reduce the need for the Fund to solicit shareholders for their votes.  Unless you attend the meeting to vote in person, your vote must be received by 11:59 p.m. Central Daylight Time on February 25, 2016.

Q.  Who is eligible to vote?

 A.  Any person who owned shares of the Fund on the “record date,” which was January 5, 2016 (even if that person has since sold those shares).

Q.  How can I vote?

A.  You may vote by mailing in your enclosed proxy card, by phone, by internet or in person at the Special Meeting